Agreement


This Agreement is entered into as of December 30, 1998, by and between Christopher McKee and Imaging Technologies Corporation ("ITEC").

ITEC is indebted to Christopher McKee in the amount of $20,000 for accrued bonuses at December 30, 1998.

In accordance with this Agreement, Christopher McKee agrees to convert the full amount of Twenty Thousand Dollars ($20,000) into Forty Thousand (40,000) shares of ITEC Common Stock. These shares shall be made part of the next registration statement to be filed by ITEC, which the Company expects to file by March 31, 1999.



Christopher McKee

/s/ Christopher McKee
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Christopher McKee


Imaging Technologies Corporation:

/s/ Brian Bonar
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Brian Bonar
Chief Executive Officer